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                                                                 Exhibit 9(a)(4)
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                           McDONALD INVESTMENTS INC.

                          McDonald Investment Center
                              800 Superior Avenue
                              Cleveland, OH 44114
                                (216) 443-2300

                          FIRST MERCHANTS CORPORATION

                       OFFER TO PURCHASE FOR CASH UP TO
                     1,200,000 SHARES OF ITS COMMON STOCK
                    AT A PURCHASE PRICE OF $28.00 PER SHARE

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    THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M.,
       EASTERN TIME, ON DECEMBER 17, 1999, UNLESS THE OFFER IS EXTENDED.
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To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     First Merchants Corporation, an Indiana corporation (the "Company"), has engaged us to act as Dealer Manager in connection with its offer to purchase up to 1,200,000 shares (or such lesser number of shares as are validly tendered) of its common stock, no par value (the "Shares"), at $28.00 per Share, net to the seller in cash (the "Purchase Price"), without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

     The Company will, upon the terms and subject to the conditions of the Offer, accept for payment, and thereby purchase, up to 1,200,000 Shares validly tendered and not withdrawn before the Expiration Date (as defined in Section 1 of the Offer to Purchase). All Shares acquired in the Offer will be acquired at the Purchase Price. In the event more than 1,200,000 Shares are validly tendered and not withdrawn before the Expiration Date, the Company will accept for payment, and thereby purchase, Shares, other than Odd Lots, on a pro rata basis upon the terms and subject to the conditions of the Offer. See Section 1 of the Offer to Purchase. Shares not purchased because of proration will be returned at the Company's expense to the shareholders who tendered such Shares as soon as practicable after the Expiration Date. The Company reserves the right, in its sole discretion, to purchase more than 1,200,000 Shares pursuant to the Offer. See Sections 1 and 14 of the Offer to Purchase.

     Upon the terms and subject to the conditions of the Offer, if at the Expiration Date more than 1,200,000 Shares (or such greater number of Shares as the Company may elect to purchase) are validly tendered and not withdrawn, the Company will buy Shares first from any person (an "Odd Lot Holder") who owned beneficially or of record as of the close of business on November 15, 1999 and who continues to own beneficially or of record as of the Expiration Date, an aggregate of fewer than 100 Shares, who validly tender all their Shares, and then on a pro rata basis from all other shareholders who validly tender Shares (and do not withdraw such Shares prior to the Expiration Date).
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THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED.
THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6 OF THE OFFER TO PURCHASE.

     For your information and for forwarding to those of your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase dated November 19, 1999;

2. The Letter of Transmittal for your use and for the information of your clients (together with the accompanying Substitute Form W-9). Facsimile copies of the Letter of Transmittal may be used to tender Shares;

3. A letter to the shareholders of the Company from Michael L. Cox, Chief Executive Officer and President of the Company;

4. The Notice of Guaranteed Delivery to be used to accept the Offer and tender Shares pursuant to the Offer if none of the procedures for tendering Shares set forth in the Offer to Purchase can be completed on a timely basis;

5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with an instruction form provided for obtaining such clients' instructions with regard to the Offer;

6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

7. A return envelope addressed to Wilmington Trust Company, as Depositary for the Offer (the "Depositary").

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON DECEMBER 17, 1999, UNLESS THE OFFER IS EXTENDED.

     In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof) including any required signature guarantees and any other required documents should be sent to the Depositary together with either certificate(s) representing tendered Shares or timely confirmation of their book-entry transfer, as in accordance with the instructions set forth in the Offer to Purchase and the related Letter of Transmittal.

     Holders of Shares whose certificate(s) for such Shares are not immediately available or who cannot deliver such certificate(s) and all other required documents to the Depositary, or complete the procedures for book-entry transfer, prior to the Expiration Date must tender their Shares according to the procedure for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

     No fees or commissions will be payable by the Company or any officer, director, shareholder, agent or other representative of the Company to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer (other than fees paid to McDonald Investments Inc., acting as Dealer Manager and fees paid to Georgeson Shareholder Communications Inc., acting as Information Agent).

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The Company will, however, upon request, reimburse you for reasonable and customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients whose Shares held by you as a nominee or in a fiduciary capacity. The Company will pay any stock transfer taxes applicable to its purchase of Shares, except as otherwise provided in the Letter of Transmittal.

     No broker, dealer, bank, trust company or fiduciary shall be deemed to be an agent of the Company, McDonald Investments Inc. as "Dealer Manager," Georgeson Shareholder Communications Inc. as "Information Agent, " or Wilmington Trust Company as "Depositary," for purposes of the Offer.

     Any inquiries you may have with respect to the Offer should be addressed to Georgeson Shareholder Communications Inc., 17 State Street, 10th Floor, New York, New York 10004; (800) 223-2064. Requests for additional copies of the enclosed materials may be directed to the Information Agent at the address and telephone number set forth above.

                                         Very truly yours,

                                         McDONALD INVESTMENTS INC.

Enclosures


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NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR
ANY OTHER PERSON AS AN AGENT OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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